Exhibit 99.1

FOR IMMEDIATE RELEASE

Pool Corporation Announces Leadership Transition

John B. Watwood appointed as President and CEO

Peter D. Arvan to step down as President, CEO and Director

John E. Stokely appointed as Executive Chair

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COVINGTON, LA (May 4, 2026) - Pool Corporation (Nasdaq: POOL) (the “Company” or “POOLCORP”) announced today that its Board of Directors has appointed John B. Watwood as President and Chief Executive Officer, effective May 4, 2026. Peter D. Arvan will step down as President and Chief Executive Officer and as a member of the Company’s Board of Directors (the “Board”) on the same date. John E. Stokely, Chair of the Board, has also been appointed as Executive Chair.

Mr. Watwood is a seasoned operational leader with more than two decades of experience in industrial and specialty distribution, bringing strategic, operational, and sales expertise to POOLCORP. He joined the Company as Executive Vice President in January 2026. Prior to his transition to POOLCORP, Mr. Watwood most recently served as Senior Vice President of Sales and Operations at Motion Industries, a subsidiary of publicly traded Genuine Parts Company (NYSE: GPC), and a leading distributor of industrial parts and value-added solutions, where he led growth and operational performance and strengthened customer relationships across the business. Earlier in his career, he held positions at SMC Corporation of America and Applied Industrial Technologies.

“As POOLCORP continues to execute its strategic priorities, the Board believes now is the right time for this leadership transition,” said Mr. Stokely. “Through our ongoing succession planning, the Board determined that Mr. Watwood has the right set of leadership, operational, and strategic skills and experience to lead the Company into its next phase of growth. During his tenure at POOLCORP, John quickly earned the respect of the entire organization and the Board. I am pleased to announce his appointment and look forward to continuing to work closely with him to ensure that POOLCORP delivers on our mission.”

Mr. Stokely continued, “On behalf of the Board, I want to thank Pete for his tireless efforts over the last nine years, and we wish him continued success. Through a steadfast commitment to innovation and operational excellence, strengthened during Pete’s tenure, the Company is well positioned for long-term value creation.”

Mr. Watwood said, “I am honored to have the opportunity to lead this exceptional company and appreciate the Board’s trust and support. My priority will be building upon the strong foundation already in place to continue as the best worldwide distributor of outdoor lifestyle products. I am excited to continue working with the talented POOLCORP team as we execute our strategy and continue delivering the exceptional value and service that have long defined POOLCORP.”

“With all of our success, the greatest accomplishment has been the team we have amassed, from our leadership to our distribution network and every person in between. We have been, and will continue to be, recognized for our operational excellence and our culture of customer service that is executed with pride and passion. I value the relationships I formed with our employees, suppliers, investors, and customers. I have every confidence that POOLCORP will continue to grow, be better, and stronger, as I continue to cheer this team on from the sidelines,” commented Mr. Arvan.

Mr. Stokely has served on the Board since 2000, as Lead Independent Director since 2003, and as Chair of the Board since 2017. He will now serve as Executive Chair. Mr. Stokely, along with the full Board, will work closely with Mr. Watwood and POOLCORP’s leadership to continue advancing the Company’s strategic priorities and delivering long-term shareholder returns.

Full-Year 2026 Guidance

The Company continues to expect its full-year 2026 results to fall within the range provided in its first quarter earnings release issued on April 23, 2026.

Previously Announced 2026 Investor Day

POOLCORP is postponing its Investor Day, previously scheduled for May 12, 2026, in Phoenix, Arizona. A new date will be announced as soon as it is confirmed, and registered attendees will receive direct notification.

About Pool Corporation

POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 455 sales centers in North America, Europe and Australia, through which it distributes more than 200,000 products to roughly 125,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

Forward-Looking Statements

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates and other risks detailed in POOLCORP’s 2025 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC) as updated by POOLCORP's subsequent filings with the SEC.

CONTACT:

Kristin S. Byars

Director, Investor Relations and Finance

985.801.5153

kristin.byars@poolcorp.com